Exhibit 10.3

OPTION EXERCISE PERIOD EXTENSION AGREEMENT

This Option Exercise Period Extension Agreement (“Agreement”) is entered into as of the        day of                       , 2009 by and between Sally Beauty Holdings, Inc. (“Sally”) and                        (“Employee”) (collectively, the “Parties”).

WHEREAS, Employee is a “Participant”, as the term is defined, in the Sally Beauty Holdings 2007 Omnibus Incentive Plan, as amended as of the date of this Agreement (the “Plan”), hereby incorporated by reference, and has been awarded certain stock options under the terms of the Plan, as set forth on Attachment “A” (the “Options”); and,

WHEREAS, Employee wishes to agree to the terms of this Agreement in order to extend the period under which options can be exercised under the Plan; and,

WHEREAS, the sum of Employee’s age and years of service to Sally and its predecessors exceeds 75, Employee’s separation is deemed to be a “Retirement” under the terms of the Plan, and Employee is otherwise believed to be eligible to enter into this Agreement ;

NOW THEREFORE, the parties agree as follows:

1.                                       Extension Of Exercise Period.  In return for executing and thereafter abiding by the terms of this Agreement and the Plan, Employee is hereby awarded the option exercise period extension benefits as set forth in Paragraph 5.3(b)(ii) of the Plan.  Employee acknowledges and agrees that through incorporation by reference, the rights and obligations of the Parties set forth in this Plan are incorporated into this Agreement.

2.                                       Employer Confidential Information.  Employee agrees that the information, observations and data obtained by Employee during the course of Employee’s employment with Employer and any relevant Employer Affiliate(1) are the sole property of

(1) “Employer Affiliate” for purposes of this agreement shall mean any affiliate, subsidiary or other entity which has Sally Beauty Holdings, Inc. (or its successor) as the ultimate parent company.  The list of Employer Affiliates currently includes, but is not limited to:  Sally Beauty Supply LLC, Beauty Systems Group LLC, Innovation-Successful Salon Services, Armstrong-McCall, L.P. and any entity operating “CosmoProf” stores in the United States.  If relevant in context, the term “Employer Affiliate” shall also include any predecessor entity such as, but not limited to, Alberto-Culver Company, Sally Beauty Company, Inc. and Beauty Systems Group, Inc., Sally Holdings, Inc. and New Sally Holdings, Inc.

Initial:	Employer:

Employee:

the Employer.    Employee agrees that from the date of this Agreement and thereafter, without the express written consent of the Employer's President, Employee will not disclose to any person or entity or use for Employee's own account or for the benefit of any third party any Confidential Information(2), unless and only to the extent that such Confidential Information becomes generally known to and available for use by the public or in the trade other than as a result of the Employee's acts or inaction act or the wrongful act of any third party.   The parties agree that Confidential Information and all elements of it are important material, confidential and gravely affect the successful conduct of the Employer and relevant Employer Affiliate.

Employee states that Employee has delivered to Employer all memoranda, notes, plans, records, reports, computer disks and memory, and other documentation and copies thereof (however stored or recorded) relating to the business of the Employer and any relevant Employer Affiliate, and/or which contain Confidential Information, which Employee possesses or has custody or control of.  Employee has not retained copies.  Employee has also returned all of Employer’s and all relevant Employer Affiliates’  property within Employee’s custody or control.

3.                                       Unfair Competition.

A.                                   Beginning on the day after Employee’s final date of employment with Employer and any relevant Employer Affiliate, (the “Termination Date”) and ending on the day four (4) years thereafter, Employee agrees he shall not, directly or indirectly, engage in “Unfair Competition”.  Employee agrees that it shall be considered “Unfair Competition” for him to:

i.  own any interest in, operate, join, control, or participate as a partner, director, principal, officer or agent; enter into the employment of, act as a consultant to, or perform any services for a person or entity (collectively, “Entity”) which competes with the Beauty Supply Business,(3) except where: (x) Employee’s interest or association is

(2) “Confidential Information” for purposes of this Agreement shall include but not be limited to:  Employer’s or any Employer Affiliate’s business plans and future product or market developments; all financial information; information regarding suppliers and costs of products and other supplies; financing programs; and any other information regarding personnel, operations,  overhead, distribution; present or future plans related to real estate and leaseholds (including site selection), computer and communication systems, software operating systems, source codes and the like.

(3) “Beauty Supply Business” for purposes of this Agreement shall mean the distribution and/or sale of beauty supplies (including but not limited to such items as shampoos, conditioners, hair color, straighteners, salon accessories, electricals, salon furniture, incidental cosmetic and personal ornamentation items and the like) to individual consumers, salons, subdistributors or franchisees, beauty schools and/or individual beauty professionals through stores and/or inside/outside salespeople.

Initial:	Employer:

Employee:

unrelated to the Beauty Supply Business, (y) such Entity’s gross revenue gross revenue from the Beauty Supply Business is less than 10% of the Entity’s total gross revenue, and (z) Employee’s interest is directly or indirectly less than 2% of that of the Entity; or,

ii.  solicit for employment or employ or otherwise interfere with the relationship of the Employer and any Employer Affiliate with any natural person who is or was employed by or otherwise engaged to perform services for Employer or any Employer Affiliate at any time during Employee’s employment with Employer or any Employer Affiliate or during the twelve-month period preceding such solicitation, employment or interference (in the case of activity after the termination of Employee’s employment); or,

iii.  interfere with the business relationship between Employer or any Employer Affiliate  and one of its customers or suppliers, by soliciting, inducing, or otherwise encouraging a customer or supplier of Employer or the Employer Affiliate to reduce or stop doing business with Employer or the Employer Affiliate; or,

iv.  disparage the business or interests of Employer or any Employer Affiliate; or,

iv.  supervision of any of the foregoing activities.

B.                                     Employee will give Employer written notice of any offer that he receives from a competing business before accepting it. Employee will also provide Employer at least thirty (30) days notice before performing any personal services for a competing business (such as a Beauty Supply Business) and meet with an Employer representative to discuss the nature of his new position if Employer requests such a meeting to help avoid unnecessary disputes.  Employer understands that Employer is not required to request such a meeting and that a failure to resolve disputes through such a meeting will not be considered a waiver of any rights by either Party.

C.                                     Employer may notify any future or prospective employer or third party of the existence of this Agreement.  Employee stipulates that the harm caused by a violation of this Agreement by him would be irreparable, cannot be readily and fully remedied through monetary damages, and shall warrant injunctive relief in addition to, and not in place of, any other legal remedies available for any breach, including reasonable attorney’s fees and costs. Employee understands and agrees that if he is found to have violated one of the time-limited, post-employment-termination restrictions on his conduct created by this Agreement, the time period for that restriction will be extended by one day for each day that he is found to have been in violation of the restriction up to a maximum period of nine (9) months.  If there is a dispute over this Agreement, Employee agrees that whoever prevails shall be entitled to recover from the other party all reasonable costs and expenses including reasonable attorneys’ fees and costs; provided, however, that Employer need not get all relief that it requests in order to be considered a prevailing party.

Initial:	Employer:

Employee:

4.                                       Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to principles of conflict of laws which would require application of the law of another jurisdiction, except to the extent that the corporate law of the State of Delaware specifically and mandatorily applies.

5.                                       Severability; Blue Pencil.  In the event that any one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.  If, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to exercise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and enforce the remainder of these covenants so amended.

6.                                       Headings and Captions.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

7.                                       Entire Agreement.  This Agreement contains all the terms and conditions agreed upon by the parties with respect to the subject matter hereof other than that certain Release and Separation Agreement between the parties (the “Separation Agreement”), and no provision expressed in this Agreement may be altered, modified and/or cancelled except upon the express written consent of the parties.  The terms and conditions contained in this Agreement supersede any previous agreement or arrangement between the parties other than the Separation Agreement.  This Agreement and all rights and benefits are personal to Employee, and neither this Agreement, nor any Employee right or interest arising in this Agreement, shall be voluntarily sold, transferred or assigned by Employee, except as expressly set forth in the Plan.

WHEREFORE, the parties have agreed as hereinbefore set forth.

SALLY BEAUTY HOLDINGS, INC.:

by
Gary Winterhalter, Chief Executive Officer